Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 1 to Registration Statement on Form S-4, to which this consent is an exhibit, filed by Pacific Premier Bancorp, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization, dated as of January 31, 2020, by and among the Registrant, Pacific Premier Bank and Opus Bank), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	April 6, 2020

By:	/s/ Richard C. Thomas
Name: Richard C. Thomas